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                                                                     EXHIBIT 12


                                                        HEALTHSOURCE, INC.
                                            COMPUTATION OF HISTORICAL FINANCIAL RATIOS


                                         1995            1994          1993          1992          1991
                                         ----            ----          ----          ----          ----
AVERAGE ANNUAL HMO HOSPITAL
BED DAYS PER 1000 MEMBERS (A):

NORTHERN REGION:
  (1) HOSPITAL BED DAYS..............     47,700        42,600        37,500         33,800        22,700
  (2) AVERAGE NUMBER OF MEMBERS......    211,100       174,500       147,700        121,500        80,900
                                         -------       -------       -------        -------       -------
  (3) AVERAGE (1/2) X 1,000..........        226           244           254            278           281
                                         =======       =======       =======        =======       =======

SOUTHERN REGION:
  (1) HOSPITAL BED DAYS..............     64,000        42,700        34,600         23,500        13,500
  (2) AVERAGE NUMBER OF MEMBERS......    257,900       172,500       122,300         81,800        45,000
                                         -------       -------       -------        -------       -------
  (3) AVERAGE (1/2) X 1,000..........        248           248           283            287           300
                                         =======       =======       =======        =======       =======

     MEDICAL LOSS RATIO (A):

NORTHERN REGION:

  (1) COST OF MEDICAL PREMIUM
      REVENUE........................     304,475      250,527       205,754        168,763        83,055
  (2) MEDICAL PREMIUM REVENUE........     391,703      325,813       275,058        220,199       114,634
                                          -------      -------       -------        -------       -------
  (3) MEDICAL LOSS RATIO (1/2) ......        77.7%        76.9%         74.8%          76.6%         72.5%
                                          =======      =======       =======        =======       =======

SOUTHERN REGION:

  (1) COST OF MEDICAL PREMIUM
      REVENUE........................     317,414      203,615       128,689         85,142        56,670
  (2) MEDICAL PREMIUM REVENUE........     419,941      267,440       166,487        109,683        74,957
                                          -------      -------       -------        -------       -------
  (3) MEDICAL LOSS RATIO (1/2) ......        75.6%        76.1%         77.3%          77.6%         75.6%
                                          =======      =======       =======        =======       =======

(A)  THE NORTHERN REGION INCLUDES NEW HAMPSHIRE, INDIANA, SYRACUSE, NY, LOUISVILLE, KY AND MAINE. THE SOUTHERN REGION INCLUDES
SOUTH CAROLINA, NORTH CAROLINA, TENNESSEE, ARKANSAS, SAVANNAH, GA AND NORTH CENTRAL TEXAS. INDIANA, TENNESSEE AND NORTH
CAROLINA ARE INCLUDED SINCE THEIR ACQUISITION OR INVESTMENT IN MAY 1992, DECEMBER 1991, AND DECEMBER 1990, RESPECTIVELY. ARKANSAS,
SAVANNAH, GA, NORTH CENTRAL TEXAS AND LOUISVILLE, KY ARE INCLUDED SINCE COMMENCEMENT OF OPERATIONS IN JANUARY 1994, NOVEMBER
1994, JANUARY 1995 AND JULY 1995, RESPECTIVELY.  SYRACUSE, NY IS INCLUDED SINCE JANUARY 1991, WHICH IS THE FIRST FULL YEAR THAT THE
COMPANY MANAGED THE PLAN.
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